EXHIBIT 4.1

MATTEL, INC.
DEFERRED COMPENSATION AND PIP EXCESS PLAN

i

ii

MATTEL, INC. DEFERRED COMPENSATION AND PIP EXCESS PLAN

Mattel, Inc., a Delaware corporation (the “Company”), maintains the Mattel, Inc. Deferred Compensation Plan and the Mattel, Inc. PIP Excess Plan to provide deferred compensation benefits for a select group of management and highly compensated employees.

The Company wishes to amend, restate, merge and continue these plans pursuant to this new Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “Plan”) which is designed to provide deferred compensation benefits for a select group of management and highly compensated employees through deferrals of salary and incentive compensation and Company contributions. This Plan is also designed to provide for benefits that cannot be provided under the Mattel, Inc. Personal Investment Plan or any other qualified defined contribution retirement plan of the Company due to the limitations of Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415(c). This Plan shall be effective as of July 15, 2002.

ARTICLE I.

TITLE AND DEFINITIONS
1.1     Title.

This Plan shall be known as the Mattel, Inc. Deferred Compensation and PIP Excess Plan.

1.2 Definitions.

Whenever the following words and phrases are used in the Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)    “Account” or “Accounts” shall mean a Participant’s Deferral Account, PIP Excess Account, Company Automatic Account, Company Discretionary Account and Company Matching Account. Such Accounts may be divided into subaccounts and shall be reflected as a book reserve entry in the Company’s accounting records.

(b)    “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Company or a Participating Company, prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or a plan qualified pursuant to Section 401(k) of the Code. Base Salary shall also include short-term disability payments from the Company or a Participating Company until the earlier of a Participant’s qualification for long-term disability benefits, Severance or the end of the six-month period after the Participant’s Disability commences.

(c)    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant or otherwise in accordance with Section 9.9 to receive the undistributed benefits specified hereunder in the event of the Participant’s death.

(d)    “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e)    “Capital Investment” shall mean the debt and equity capital investment described in the Company’s Proxy Statement dated June 4, 1984 and approved by the stockholders of the Company at the Company’s Annual Meeting on July 12, 1984.

(f)    “Change in Control” shall mean the occurrence of any of the following:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company, including the shares of common stock of the Company issuable upon an exchange of Softkey Exchangeable Shares that are not owned by the Company or any entity controlled by the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (1) any acquisition directly from the Company or any entity controlled by the Company, (2) any acquisition by the Company or any entity controlled by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by a Person of 20% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company or any entity controlled by the Company or of Softkey Exchangeable Shares by the Company or any entity controlled by the Company which, by reducing the number of shares of common stock of the Company or Softkey Exchangeable Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of share acquisitions by the Company or any entity controlled by the Company as described above and shall, after such share acquisitions by the Company or any entity controlled by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section; provided, further, however, that for purposes of this subsection (a), any Investing Person shall be deemed not to be a beneficial owner of any Investment Shares and the holder of the Company Special Voting Preferred Share shall be deemed not to be a beneficial owner of such Company Special Voting Preferred Share; or

(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding share of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(h)    “Committee” shall mean the Compensation/Options Committee of the Board of Directors or the committee appointed by the Compensation/Options Committee in accordance with Article VIII.

(i)    “Common Stock” shall mean the Company’s common stock, par value $1.00 per share.

(j)    “Company” shall mean Mattel, Inc., a Delaware corporation and any successor corporation.

(k)    “Company Automatic Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Automatic Contributions debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

(l)    “Company Automatic Contributions” shall mean the automatic contributions by the Company made to the Plan on behalf of Participants pursuant to Section 3.2.

(m)    “Company Contributions” shall mean the Company Automatic Contributions, the Company Discretionary Contributions and the Company Matching Contributions.

(n)    “Company Discretionary Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contributions, if any, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

(o)    “Company Discretionary Contributions” shall mean any discretionary contributions made by the Company to the Plan on behalf of Participants pursuant to Section 3.4.

(p)    “Company Matching Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Matching Contributions, if any, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Company Matching Account may be further subdivided into sub-accounts, one representing the Company Matching Contributions, if any, related to any deferral of Compensation, and a second representing the Company Matching Contributions, if any, related to any PIP Excess contributed to the Plan.

(q)    “Company Matching Contributions” shall mean the employer matching contribution made to the Plan on behalf of Participants who make Deferrals under Section 3.3.

(r)    “Company Retirement Plan” shall mean a qualified defined contribution retirement plan sponsored by the Company other than the Personal Investment Plan.

(s)    “Company Special Voting Preferred Share” shall mean the one share of Special Voting Preferred Stock of the Company, initially issued by the Company to and deposited with CIBC Mellon Trust Company, as Trustee.

(t)    “Compensation” shall mean Base Salary, Short-Term Incentive Bonus, Long-Term Incentive Bonus and Discretionary Payments.

(u)    “Deferrals” shall mean the amount credited to the Participant’s Account under the Plan to reflect the Participant’s interests in the Plan attributable to his or her elective Deferrals of Compensation and PIP Excess.

(v)    “Deferral Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to the portion of the Participant’s Compensation that he elects to defer pursuant to Sections 3.1(b)(i) and (ii), debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his

Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Deferral Account shall be further divided into Base Salary Deferral Subaccount, Short-Term Incentive Bonus Deferral Subaccount, Long-Term Incentive Bonus Deferral Subaccount and Discretionary Payment Deferral Subaccount.

(w)    “Deferral Election Form” shall mean the form designated by the Committee or its designee for purposes of making Deferrals under the Plan and other elections with respect to the Participant’s Accounts.

(x)    “Disability” shall mean, unless otherwise defined in a disability plan or insurance policy sponsored by the Company and covering the Participant, the inability of the Participant to perform his usual duties for the Company for an extended period by reason of mental or physical illness or injury. The Committee may rely on the payment of benefits under such disability plan or insurance policy as a determination of the Participant’s Disability for purposes of the Plan. If the Participant is not covered by any such disability plan or insurance policy, the Committee shall determine the Participant’s Disability after receiving competent medical advise using nondiscriminatory standards.

(y)    “Discretionary Payments” shall mean any compensation payment or award that is designated by the Committee to be eligible for Deferral under the Plan.

(z)    “Distributable Amount” shall mean the sum of the vested balance of a Participant’s Deferral Account, PIP Excess Account, Company Automatic Account, Company Discretionary Account and Company Matching Account.

(aa)    “Early Distribution” shall mean an election by a Participant in accordance with Section 7.2 to receive a withdrawal of amounts from his or her Deferral Account prior to the time in which such Participant would otherwise be entitled to such amounts.

(bb)    “Effective Date” shall mean July 15, 2002.

(cc)    “Election Period” shall mean the period designated by the Committee from time to time during which a Participant may elect to make or change Deferrals pursuant to Article III.

(dd)    “Eligible Individual” shall mean those individuals selected by the Committee from a select group of key management or highly compensated employee of the Company or any Participating Company.

(ee)    “Entry Date” shall mean the effective date of Deferral elections made hereunder as designated by the Committee from time to time.

(ff)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(gg)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

(hh)    “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Code), (ii) loss of a Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of Deferrals under the Plan.

(ii)    “Independent Plan Administrator” shall mean a person, persons or entity which, prior to a Change in Control, has accepted in writing the position of Independent Plan Administrator under the grantor trust agreement established under Section 9.2 hereof. The appointment of the Independent Plan Administrator shall be determined under the provisions of the grantor trust agreement established under Section 9.2 hereof.

(jj)    “Investing Person” shall mean any Person who beneficially owns Investment Shares.

(kk)    “Investment Fund” shall mean one or more of the investment funds selected by the Committee pursuant to Section 4.1 which shall be used to determine the return increments to be credited to each Participant’s Account.

(ll)    “Investment Shares” shall mean shares of the Company’s common stock or Softkey Exchangeable Shares beneficially owned by any Person (a) who or which became the Beneficial Owner (as defined below) of such shares in connection with, or as a direct result of, the Capital Investment, or (b) to whom or to which such shares shall have been transferred from an Investing Person who at the time of such transfer (i) was an “Affiliate” or “Associate” (each within the meaning of Rule 12b-2 of the Exchange Act) of such transferee and (ii) was by reason of the last proviso of subsection (f)(i) deemed not to be the Beneficial Owner of such shares. For purposes of this subsection (ll), a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities (i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exchange, retraction or redemption of Softkey Exchangeable Shares, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner or, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Stock of the Company or Softkey Exchangeable Shares pursuant to, or in accordance with, the applicable rules or regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) which are beneficially owned, directly or indirectly, by an other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to clause (ii)(B) above) or disposing of any securities of the Company or of Softkey. Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding” when used with reference to a Person’s Beneficial Ownership of securities of the Company or of Softkey, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(mm)    “Long-Term Incentive Bonus” shall mean the incentive award earned by a Participant under the Mattel, Inc. Long-Term Incentive Plan or its successor plan.

(nn)    “Minimum Deferrals” shall mean for each Plan Year, a minimum of $5,000 of Deferrals of Compensation and/or PIP Excess if a Participant’s Entry Date is at the start of the Plan Year and for all other Entry Dates, the minimum amount of Deferrals of Compensation and/or PIP Excess for the Plan Year shall be prorated to reflect the actual months of participation in such Plan Year.

(oo)    “Participant” shall mean any Eligible Individual who has become a Participant in accordance with Article II and who has not received a complete distribution of the amounts credited to his or her Account.

(pp)    “Participating Company” shall mean any affiliate of the Company which is designated by the Committee to participate in the Plan.

(qq)    “Payroll Date” shall mean, with respect to any Participant, the date on which he would otherwise be paid Compensation.

(rr)    “Payment Date” shall mean (1) the earlier of April 1 or October 1 following the date of Severance (other than in the event of Retirement or Disability) which is at least one full year from the date the Committee or its designee receives a distribution election form from a Participant or if none is received, the earlier of April 1 or October 1 which is at least one year from the date of Severance, (2) the elected commencement date in the event of a Participant’s Retirement or Disability or (3) the Scheduled Withdrawal Date, as the Participant has elected.

(ss)    “Personal Investment Plan” shall mean the Mattel, Inc. Personal Investment Plan.

(tt)    “PIP Excess Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to the Participant’s PIP Excess that he elects to defer pursuant to Section 3.1, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.

(uu)    “PIP Excess” shall mean the amount, if any, which a Participant may not contribute to the Personal Investment Plan or any Company Retirement Plan by reason of Code Section 401(a)(17), 401(k)(3), 401(m), 402(g) or 415(c) and the regulations issued thereunder.

(vv)    “Plan” shall mean the Mattel, Inc. Deferred Compensation and PIP Excess Plan set forth herein, as amended from time to time.

(ww)    “Plan Year” shall mean the period from July 15, 2002 to December 31, 2002 for the initial Plan Year and for all other Plan Years, the 12 consecutive month period beginning on each January 1 and ending on each December 31.

(xx)    “Retirement” shall mean a Participant’s voluntary retirement from employment with the Company or a Participating Company on or after the age of 55 and after completing 5 Years of Service or as otherwise determined by the Committee.

(yy)    “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

(zz)    “Scheduled Withdrawal Date” shall be April of the Plan Year elected by the Participant for an in-service withdrawal of all amounts of Compensation deferred into the Deferral Account in a given Plan Year, as set forth on the election forms for such Plan Year.

(aaa)    “Severance” shall mean a Participant’s voluntary or involuntary termination of employment with the Company or a Participating Company for any reason at any time.

(bbb)    “Short-Term Incentive Bonus” shall mean the annual incentive award earned by a Participant under the Mattel, Inc. Management Incentive Plan, the Mattel, Inc. Incentive Plan or their successor plans.

(ccc)    “Softkey” shall mean Softkey Software Products Inc., an Ontario corporation and subsidiary of the Company.

(ddd)    “Softkey Exchangeable Shares” shall mean the Exchangeable Shares in the capital stock of Softkey.

(eee)    “Stock Equivalent Account” shall mean an investment fund subaccount that is credited with the hypothetical purchase of whole shares of the Company’s Common Stock.

(fff)    “Year of Service” shall mean a period of service during which the Participant is credited with a year of service under the terms of the Personal Investment Plan.

ARTICLE II.

PARTICIPATION

An Eligible Individual shall become a Participant in the Plan by (a) electing to make Deferrals in accordance with Section 3.1 and (b) filing such other forms as the Committee may reasonably require for participation hereunder. An Eligible Individual must be a Participant in the Personal Investment Plan or a Company Retirement Plan in order to defer any PIP Excess under the Plan. The Committee shall establish from time to time such other requirements as it determines in its sole discretion are necessary. An Eligible Individual who completes the requirements of the preceding sentences shall commence participation in the Plan as of the first Payroll Date following the Entry Date with respect to which Compensation and/or PIP Excess is deferred under the Plan. If an Eligible Individual fails to file an Deferral Election Form by the prescribed time in accordance with Section 3.1, he shall be deemed to have elected to not defer any Compensation or PIP Excess under the Plan.

ARTICLE III.
DEFERRAL ELECTIONS

3.1     Elections to Defer Compensation and PIP Excess

(a)    General Rule.    Each Participant may defer Compensation and/or PIP Excess by filing with the Committee or its designee a Deferral Election Form that conforms to the requirements of this Section 3.1, no later than the last day of the applicable Election Period. An election to defer Compensation and/or PIP Excess must be filed during the Election Period prior to the effective date of such election and will be effective for Compensation payable following the effective date of such election.

(b)    Deferral Amounts.    In accordance with Section 3.1(a) but not less than the Minimum Deferrals, the amount of Compensation which a Participant may elect to defer is such Compensation payable on or after the time at which the Participant elects to defer each Plan Year. In addition, a Participant’s Deferrals under the Plan are subject to the following:

(i)      A Participant shall be permitted to defer up to 90% of Participant’s Base Salary to the Participant’s Deferral Account.

(ii)     A Participant shall be permitted to defer all or part of any Short-Term Incentive Bonus, Long-Term Incentive Bonus or Discretionary Payments to the Participant’s Deferral Account.

(iii)    If a Participant who participates in the Personal Investment Plan or a Company Retirement Plan has made the maximum elective contributions under Code Section 402(g) or 401(k)(3) with respect to such plans, then the Participant shall be permitted to defer up to 20% of Participant’s Base Salary to the Participant’s PIP Excess Account.

Notwithstanding the limitations established above, the total amount deferred by a Participant may be limited in any Plan Year, if necessary, to satisfy the Participant’s income and employment tax withholding obligations (including Social Security, unemployment and Medicare), and the Participant’s employee benefit plan contribution requirements, as determined in the sole and absolute discretion of the Committee. Furthermore, in the event the aggregate Deferrals in any Plan Year shall be less than the Minimum Deferrals, such amounts shall be distributed to the Participant as soon as practicable following the close of such Plan Year.

(c)    Ordering Rule.    If a Participant elects to defer Compensation to his Deferral Account and his PIP Excess Account, the Deferrals will be deducted from the Participant’s

Compensation and contributed to the Participant’s Deferral Account before any PIP Excess Deferrals are allocated to the Participant’s PIP Excess Account.

(d)    Duration of Deferral Election.

(i)      A Participant’s election to defer any Short-Term Incentive Bonus, Long-Term Incentive Bonus or Discretionary Payments shall be irrevocable for the Plan Year to which it relates.

(ii)     During an Election Period, a Participant’s election to defer Base Salary may be increased or terminated by filing an election with the Committee or designee, on a form or in the manner provided by the Committee or its designee; provided, however, if the Participant terminates his election during a Plan Year, the Participant shall not be able to resume Deferrals of Base Salary until the next Election Period. A Participant who has terminated his Deferral election may resume Deferrals of Base Salary effective for any subsequent Plan Year by filing a new Deferral Election Form.

(iii)    During an Election Period, a Participant’s election to defer PIP Excess may be increased or terminated by filing an election with the Committee or designee, on a form or in the manner provided by the Committee or its designee; provided, however, if the Participant terminates his election during a Plan Year, the Participant shall not be able to resume Deferrals of PIP Excess until the next Election Period. A Participant who has terminated his PIP Excess Deferral election may resume Deferrals of PIP Excess effective for any subsequent Plan Year by filing a new Deferral Election Form.

(e)    Elections.    Subject to the limitations of subsection (b), any Eligible Individual who does not elect to defer Compensation and/or PIP Excess during his initial Election Period may subsequently become a Participant. Subject to the limitations of subsections (b) and (d), any Eligible Individual who has terminated a prior Deferral Election Form may elect to again defer Compensation and/or PIP Excess by filing a Deferral Election Form during a subsequent Election Period.

(f)    Severance of Participation and/or Deferrals.    If the Committee determines in good faith that a Participant no longer qualifies as a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion and only for purposes of preserving the Plan’s exemption from Title I of ERISA, to (i) terminate any Deferral Election Form the Participant has filed for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the balance of the Participant’s Accounts and terminate the Participant’s participation in the Plan.

3.2     Company Automatic Contributions.    Within five business days of each Payroll Date, the Company Automatic Account of each Participant shall be credited with the Company Automatic Contributions. The Company Automatic Contributions shall be determined by subtracting the amount of the Company contribution allocated to the Participant’s Company contribution account under the Personal Investment Plan or any Company Retirement Plan for the Payroll

Date from an amount equal to a percentage of the Participant’s Base Salary for such Payroll Date according to the Participant’s attained age as of the last Payroll Date, as follows:

Participant’s Age at Last Valuation Date	Percentage of Base Salary
20 but less than 30 years	3%
30 but less than 40 years	4%
40 but less than 45 years	5%
45 but less than 50 years	6%
50 but less than 55 years	7%
55 years and older	8%

Notwithstanding the above, the Company reserves the right to change the Company Automatic Contributions in its sole discretion.

3.3     Company Matching Contributions.    Within five business days of each Payroll Date, the Company Matching Account of each Participant shall be credited with the Company Matching Contributions. The Company Matching Account shall be divided into a Company Matching Deferral Subaccount and a Company Matching PIP Excess Subaccount.

(a)    The Company Matching Contributions allocated to the Company Matching Deferral Subaccount shall be an amount equal to the sum of (i) and (ii) below:

(i)     an amount equal to 100% of the first 2% of the Participant’s Deferrals of Base Salary into the Deferral Account for such Payroll Date.

(ii)    an amount equal to 50% of the next 4% of the Participant’s Deferrals of Base Salary into the Deferral Account for such Payroll Date.

(b)    The Company Matching Contributions allocated to the Company Matching PIP Excess Subaccount shall be an amount equal to the sum of (i) and (ii) below:

(i)    an amount equal to 100% of the first 2% of the Participant’s PIP Excess Deferrals for such Payroll Date.

(ii)    an amount equal to 50% of the next 4% of the Participant’s PIP Excess Deferrals for such Payroll Date.

(c)    Notwithstanding the above, the Company reserves the right to change the Company Matching Contributions in its sole discretion.

3.4     Company Discretionary Contributions.    The Company, in its sole discretion, may make Company Discretionary Contributions at any time.

3.5     FICA and Other Taxes.

(a)    Annual Deferral Amounts.    For each Plan Year in which a Participant who is an employee makes a Deferral under Section 3.1, the Company shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such amount. If necessary, the Committee may reduce the Participant’s Deferrals under Section 3.1 in order to comply with this Section.

(b)    Company Contributions.    For each Plan Year in which a Participant is credited with Company Contributions pursuant to Sections 3.2, 3.3 or 3.4, the Company shall withhold from the Participant’s Compensation that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the Participant’s Company Contributions in order to comply with this Section.

ARTICLE IV.

INVESTMENTS

4.1     Investment Funds.

(a)    In the manner designated by the Committee, Participants may elect one or more Investment Funds to be used to determine the additional amounts to be credited to their Accounts. Although the Participant may designate the Investment Funds, the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole discretion, the Investment Funds to be available under the Plan.

(b)    No Actual Investment.    Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Investment Funds are to be used for measurement purposes only, and a Participant’s election of any such Investment Fund, the allocation to his Accounts thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Accounts shall not be considered or construed in any manner as an actual investment of his Accounts in any such Investment Fund. In the event that the Company or the trustee of the trust described in Section 9.2, in its own discretion, decides to invest funds in any or all of the Investment Funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Accounts shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.

4.2     Investment Elections.    Participants may designate how their Deferrals and Company Contributions shall be deemed to be invested under the Plan.

(a)    At the time of making the Deferral elections described in Section 3.1, the Participant shall designate, on a form or in the manner provided by the Committee or its designee, the type of Investment Funds in which the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to that Account. In making the designation pursuant to this Section 4.2, the Participant may specify that all or any multiple of his Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of Investment Funds provided under the Plan as communicated from time to time by the Committee.

(b)    A Participant may make separate investment elections for (i) their future Deferrals of Compensation and PIP Excess and Company Contributions and (ii) the existing balances of their Deferral Account, PIP Excess Account, Company Automatic Account, Company Discretionary Account and Company Matching Account; provided, however, that any deemed investment elections in the Stock Equivalent Account may only be made during quarterly window periods as specified by the Committee and subject to Section 4.3 and the Company’s insider trading policy.

(c)    A Participant may elect to change the Investment Fund allocations of the Participant’s Accounts daily by filing an election, on a form or in the manner provided by the Committee or its designee, which specifies in whole percentages the amounts to be transferred from the specific Accounts and specifies the new Investment Fund; provided, however, that no part of the amounts previously credited to an Investment Fund that is a Stock Equivalent Account may be transferred to any other Investment Fund; provided, further, that no amounts previously credited to an Investment Fund that is not a Stock Equivalent Account may be transferred to a Stock Equivalent Account at any time other than during quarterly window periods as specified by the Committee and subject to Section 4.3 and the Company’s insider trading policy. Any election to change an Investment Fund shall be effective on the first business day following the receipt by the Committee or its designee of such election.

(d)    The Committee has the discretion to determine at any time that no additional Deferrals shall be credited to a Stock Equivalent Account for any Participant. In the event all Stock Equivalent Accounts are frozen, the Committee may permit any affected Participant to change his Investment Fund allocation with respect to future Deferrals.

(e)    If a Participant fails to elect an Investment Fund under this Section, he shall be deemed to have elected the default Investment Fund (as designated by the Committee) for all of his Accounts.

(f)    Participants who incur a Severance but have not yet commenced distributions under Article VII or Participants or Beneficiaries who are receiving installment payments may continue to make investment elections pursuant to this Section 4.2, except as otherwise determined by the Committee.

4.3     Compliance with the Exchange Act.

(a)    Any Participant or Beneficiary who is subject to Section 16 of the Exchange Act shall have his Investment Fund elections under the Plan subject to the requirements of the Exchange Act, as interpreted by the Committee. Any such Participant or Beneficiary who elects to have any portion of his Deferral Account, PIP Excess Account, Company Automatic Account, Company Discretionary Account and Company Matching Account or his future Deferrals or Company Contributions invested in the Stock Equivalent Account may not make an election with the opposite effect under any other Company-sponsored plan until six months and one day following the original election.

(b)    Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 (including any amendment to Rule 16b–3) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such Plan provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE V.

ACCOUNTS

5.1 Accounts.

(a)    The Committee shall establish and maintain a Deferral Account, PIP Excess Account, Company Automatic Account, Company Discretionary Account and Company Matching Account for each Participant under the Plan. Each Participant’s Accounts shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Investment Fund elected by the Participant pursuant to Section 4.2.

(b)    Within five business days of each Payroll Date, the Committee shall credit the investment fund subaccounts of the Participant’s Accounts with an amount equal to Compensation deferred by the Participant during each pay period in accordance with the Participant’s Deferral Election Form under Section 3.1.

(c)    The performance of each elected Investment Fund (either positive or negative) shall be determined by the Committee, in its reasonable discretion, based on the performance of the Investment Funds themselves. A Participant’s Accounts shall be credited or debited as of each business day based on the performance of each Investment Fund selected by the Participant, as determined by the Committee in its sole discretion, and also credited with an amount equal to any Deferrals and/or Company Contributions pursuant to subsection (b) and debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary.

ARTICLE VI.

VESTING

Each Participant shall be 100% vested in his Deferral Account, PIP Excess Account, Company Automatic Account and Company Matching Account at all times. A Participant’s Company Discretionary Account, if any, shall be subject to such vesting schedule as the Committee may establish at the time the Company Discretionary Contributions are made to the Plan.

ARTICLE VII.

DISTRIBUTIONS

7.1	Distribution of Accounts.

(a)    Distribution at Severance.    At the time a Participant incurs a Severance other than as a result of Retirement or Disability, the Participant or his Beneficiary, as applicable, may elect to receive his Distributable Amount in (i) up to five annual installments or (ii) lump sum. If no distribution election is made or the Distributable Amount is less than $50,000, the distribution shall be in the form of a lump sum. Payment shall be made or commence, as applicable, on the Payment Date.

(b)    Distribution at Retirement or Disability.    Upon a Participant’s Retirement or Disability, the Participant (i) may elect to receive his Distributable Amount in (A) 2 to 15 annual installments or (B) lump sum and (ii) may elect the commencement date (which is on an April 1 or October 1) of his payment(s) which is at least one year following the Participant’s Retirement or Disability and no later than the fifth anniversary of the Participant’s Retirement or Disability; provided, however, that in no event shall any installment payment remain payable under the Plan following the fifteenth anniversary of the date which is the earlier of April 1 or October 1 following the date of Severance which is at least one full year from the date the Committee or its designee receives a distribution election form from a Participant. If no distribution election is made or the Distributable Amount is less than $50,000, the distribution shall be in the form of a lump sum. Payment shall be made or commence, as applicable, on the Payment Date. Subject to the provisions of this subsection (b), a Participant may make a one time election to postpone the commencement date and/or the method of payment by giving the Committee or its designee notice, in a form and in the manner provided by the Committee or its designee, at least one year prior to the initial commencement date following the Participant’s Retirement or Disability. By way of example, if a Participant originally elected a Payment Date of Year 3 following his Retirement or Disability with distribution of his Accounts in 12 annual installments, then in Year 2, the Participant may elect to postpone the Payment Date until Year 5 following his Retirement or Disability and may elect distribution of his Accounts in (1) 2 to 11 annual installments or (2) lump sum.

(c)    Distribution on a Scheduled Withdrawal Date.

        (i)    In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company or a Participant Company, such Participant shall receive his Deferrals of Compensation (but excluding PIP Excess Deferrals and Company Contributions) (the “Withdrawal Amount”) as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date. A Participant’s Scheduled Withdrawal Date with respect to Deferrals of Compensation in a given Plan Year must be at least two years from the last day of the Plan Year for which such Deferrals are made.

        (ii)    At least 12 months prior to the Scheduled Withdrawal Date, a Participant may elect to receive the Withdrawal Amount in (A) 2 to 5 annual installments or (B) lump sum. If the election form does not specify the method of distribution or the Withdrawal Amount is less than $50,000, the distribution shall be in the form of a lump sum. Lump sum distributions shall be valued as of the close of business on the last business day in March or as soon as administratively feasible and paid to the Participant in April of the Plan Year specified in the Deferral Election Form. Annual installments shall be valued on the close of business on the last business day of each March or as soon as administratively feasible and paid to the Participant as soon as possible in April of the Plan Year selected.

        (iii)    A Participant may extend the Scheduled Withdrawal Date for the Withdrawal Amount for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the most recent Scheduled Withdrawal Date.

        (iv)    In the event of Participant’s Severance, Disability or Retirement prior to a Scheduled Withdrawal Date or while receiving the Withdrawal Amount, the Participant’s remaining Withdrawal Amount and the Distributable Amount shall be paid in accordance with the Participant’s or the beneficiary’s election, as applicable, under Section 7.1(a) or (b).

(d)    Investment Adjustments.    The Participant’s Accounts shall continue to be adjusted for investment earnings and losses pursuant to Section 4.2 and Section 4.3 of the Plan until all amounts credited to his Accounts under the Plan have been distributed.

(e)    Lump Sum Valuations.    If a Participant elects a lump sum distribution, the Distributable Amount of the Participant’s Accounts shall be valued as of the close of business on the last business day of March for an April Payment Date and the close of business on the last business day of September for an October Payment Date or as soon as administratively feasible.

(f)    Calculating Installments.    Except as otherwise provided in Section 7.1(c)(ii), the Distributable Amount of the Participant’s Accounts shall be valued as of the close of business on December 31 for April installments and June 30 for October installments and the installment payments made under the Plan shall be determined in accordance with the annual fractional payment method, calculated by multiplying the balance as determined above by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects 5 year installments, the first payment shall be 1/5 of the balance of his Accounts calculated as described above. The following year, the payment shall be 1/4 of the balance of the Participant’s Accounts, calculated as described above.

(g)    Distributions from Stock Equivalent Account.    Any amounts credited or allocated to a Stock Equivalent Account shall be distributed in the form of Common Stock. In no event shall the Company be required to issue fractional shares in connection with the distributions of a Participant’s Stock Equivalent Account. The value of fractional hypothetical shares of Common Stock shall be distributed to the Participant in cash.

7.2     Early Distributions.

A Participant shall be permitted to elect an Early Distribution from his Deferral Account prior to the Payment Date, subject to the following restrictions:

(a)    The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee or its designee.

(b)    The amount of the Early Distribution may be up to 100% of his Deferral Account. The Committee may prescribe nondiscriminatory rules and procedures limiting the frequency with which a Participant may make a withdrawal under the Plan and the minimum amount a Participant may withdraw on any single occasion.

(c)    If a Participant requests an Early Distribution, 10% of the gross amount to be distributed shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

(d)    If a Participant receives an Early Distribution the Participant shall be ineligible to contribute Deferrals of Compensation and/or PIP Excess to the Plan for the remainder of the Plan Year and for the next following Plan Year.

(e)    The Early Distribution amount shall be valued as of the date the election form described in subsection (a) is received by the Committee or its designee and shall be paid as soon as administratively feasible thereafter.

7.3     Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution of all or a portion of his Deferral Account under the Plan prior to the Payment Date, subject to the following restrictions:

(a)    The election to take a Hardship Distribution shall be made by filing the election form provided by the Committee or its designee before the date established by the Committee.

(b)    The Committee shall have made a determination in its sole discretion that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.2(hh).

(c)    The Hardship Distribution amount shall be valued as of the date the election form described in subsection (a) is approved by the Committee and shall be paid as soon as administratively feasible thereafter.

7.4     Election upon a Change in Control

Notwithstanding any provision of Plan to the contrary, if the Committee determines that a Change in Control is likely to occur, the Committee, in its sole discretion and subject to the terms and conditions determined by the Committee, may offer Participants a one time election to be made at such time, prior to the closing of the Change in Control, as the Committee may determine, with respect to the method of distribution and the timing of the distribution to the Participant as provided in Section 7.1 and 7.2, and once elected, the method of distribution and the timing of the distribution selected by the Participant shall be irrevocable.

7.5     Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture.

ARTICLE VIII.

ADMINISTRATION
8.1     Committee.

Unless and until the Compensation/Options Committee delegates administration to an individual or another committee as set forth below, the Plan shall be administered by the Compensation/Options Committee. The Compensation/Options Committee may delegate administration of the Plan to an individual or a committee of one or more individuals (who need not be a member of the Committee), and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Compensation/Options Committee (other than the powers under Section 8.8), subject, however, to such resolutions not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Compensation/Options Committee and except when the exercise of such authority would materially affect the cost of the Plan to the Company or materially increase benefits to Participants. The Compensation/Options Committee may abolish the delegated Committee at any time and revest in the Compensation/Options Committee the administration of the Plan. Notwithstanding the foregoing, if the Company creates a trust as described in Section 9.2, and, if such trust provides for an Independent Plan Administrator, then following a Change in Control, the Independent Plan Administrator (or any successor Independent Plan Administrator) under the trust shall serve as the administrator of the Plan so long as such entity is serving as Independent Plan Administrator under the trust.

8.2     Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Committee shall for purposes of administering the Plan choose a secretary who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or other written direction of behalf of the Committee.

8.3     Powers and Duties of the Committee.

The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the

Plan, and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:

(1)    To select the Investment Funds in accordance with Section 4.2 hereof;

(2)    To construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;

(3)    To select employees eligible to participate in the Plan;

(4)    To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(5)    To maintain all records that may be necessary for the administration of the Plan;

(6)    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(9)    To take all actions necessary for the administration of the Plan.

8.4     Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

8.5     Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in the Plan, and such other pertinent facts as the Committee may require.

8.6     Compensation, Expenses and Indemnity.

(a)    The members of the Committee shall serve without compensation for their services hereunder.

(b)    The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)    To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7     Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly or annual basis.

8.8     Disputes.

(a)    Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee or the Company at its then principal place of business.

(b)    Claim Decision.

If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing or electronic notice, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c), including a statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Such notification shall be provided within 90 days after the date the claim is received by the Committee (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and special circumstances is givent to such Claimant within the initial 90 day period). If notification is not provided within such period, the claim shall be considered denied as of the last day of such period and the Claimant may request a review of the denied claim.

(c)    Request For Review.

With 60 days after the receipt by the Claimant of the notice of denial of a claim described above, the Claimant may request in writing a review the determination of the Committee. Such request must be addressed to the Committee, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Committee’s determination.

(d)    Review of Decision.

Within 60 days after the receipt of a request for review by the Committee, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing or electronic notice, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review. If notification is not provided within such period, the claim will be considered denied as of the last day of such period. The Committee’s decision shall be final and binding on all persons.

ARTICLE IX.

MISCELLANEOUS

9.1     Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan be unfunded for purposes of the Code and Title I of ERISA.

9.2     Grantor Trust

Although the Company is responsible for the payment of all benefits under the Plan, the Company may, in its discretion, contribute funds or assets (including insurance policies on the life of any or all Participants and securities issued by the Company) to a grantor trust for the purpose of paying benefits under the Plan. Such trust may be irrevocable, but assets of the trust shall be subject to the claims of creditors of the Company or a Participating Company, as the Company may deem necessary or advisable to prevent such funding from causing the Participants to be taxed on any such trust assets. To the extent any benefits provided under the terms of the Plan are actually paid from the trust, the Company or such Participating Company shall have no further obligation with respect thereto. To the extent any benefits provided under the terms of the Plan are not paid from the trust, such benefits shall remain the obligation of and shall be paid by the Company or the Participating Company. References to payments by the Company shall be deemed to include payments by the Company or by a Participating Company as the context may require. The Participant shall have the status of unsecured creditors insofar as their legal claim for benefits under the Plan and the Participants shall have no security interest or preferred claim in or to the assets of any such grantor trust.

9.3     Restriction Against Assignment.

(a)    The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No right, title or interest in the Plan or in any account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)    Notwithstanding the provisions of subsection (a), a Participant’s interest in his Account may be transferred by the Participant pursuant to a domestic relations order that constitutes a “qualified domestic relations order” as defined by the Code or Title I of ERISA.

9.4     Distribution in the Event of Taxation

If, for any reason, all or any portion of a Participant’s benefits under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under the Plan.

9.5     Successors and Assigns

This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

9.6     Disputes

In the event of a dispute involving any individual’s right to receive the benefit hereunder, the Committee or the Company may enter into an interpleader action. Payment of the benefit to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Committee and the Company as to the Plan, and shall be equivalent to a receipt and release pursuant to Section 10.3.

9.7     Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or the Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of such of cash sufficient to provide the amount of said taxes.

9.8     Amendment or Termination.

(a)    Prior to a Change in Control, the Committee shall have the right to amend the Plan in whole or in part from time to time, and to amend and cancel any amendments; provided, however, that no action under this Section shall cancel or reduce the amount of a Participant’s previously accrued vested benefits. On or after a Change in Control, no amendment shall be permitted which adversely affects the rights of any individual who is a Participant under the Plan on the date of the Change in Control without the prior written consent of the Participant, unless such amendment only affects amounts contributed to the Plan after the Change in Control.

(b)    The Company expects to continue the Plan indefinitely, but does not obligate itself to do so. Except as provided in this Section 9.8, the Company reserves the right to discontinue and terminate the Plan at any time, for any reason (including a change, or an impending change, in the tax laws of the United States or the State of California), by resolution of the Board of Directors. If the Plan is terminated, the Committee shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on the Participant, but in no event may such termination reduce the Participant’s previously accrued vested benefits. If the Plan is terminated, the Participant’s previously accrued vested benefits shall be paid as soon as reasonably practicable after the first day of the month following the termination. Notwithstanding any provision of Plan to the contrary, on or after a Change in Control, the Company may not distribute any accrued vested benefits to any Participant without the prior written consent of the Participant.

9.9     Designation of Beneficiary.

(a)    Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder and to direct payment of his Distributable Amount to such Beneficiaries upon his death.

(b)    Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the procedures established by the Committee and shall be effective upon delivery to the Committee.

(c)    No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented in writing by such spouse. If there is no Beneficiary designation in effect, or the designated beneficiary does not survive the Participant, then the Participant’s spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.

(d)    After the Participant’s death, any Beneficiary (other than the Participant’s estate) who is to receive installment payments may designate a secondary beneficiary to receive amounts due under the Plan to the Beneficiary in the event of the Beneficiary’s death prior to receiving full payment from the Plan. If no secondary beneficiary is designated, it shall be the Beneficiary’s estate.

9.10     Governing Law.

Subject to ERISA, the Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.11     Receipt, Release and Setoff.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. Amounts owed to the Company by any Participant may be setoff from the benefits distributed under the Plan, provided the Committee designates the amount and description of the setoff amounts and any such setoff shall be treated as a distribution that satisfies the corresponding distribution obligation under the Plan.

9.12     Compliance with Code Section 162(m)

It is the intent of the Company that any Compensation which is deferred under the Plan by a person who is, with respect to the year of distribution, deemed by the Committee to be a “covered employee” within the meaning of Code Section 162(m) and regulations thereunder, which Compensation constitutes either “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to the Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Article IV, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earliest possible date after the originally scheduled Payment Date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in the Plan, this Section shall not apply to any distributions made after a Change in Control.

9.13     Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such termination shall constitute a full release and discharge of the Committee and the Company.

9.14     Limitation of Rights

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of any Participant be modified or in any be effected by the provisions of the Plan.

9.15     Exempt ERISA Plan

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

9.16     Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the General Counsel and Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.17     Errors and Misstatements

In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Plan to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

9.18     Pronouns and Plurality

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

9.19     Severability

In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.

9.20     Status

The establishment and maintenance of, or allocations and credits to, the Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.

9.21     Headings

Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.